UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 07, 2026

American Coastal Insurance Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35761	75-3241967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

570 Carillon Parkway, Suite 100
St. Petersburg, Florida		33716
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (727) 633-0851

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ACIC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

American Coastal Insurance Corporation (“ACIC” or the “Company”) successfully renewed its all other perils catastrophe excess of loss agreement (the “AOP CAT” agreement). This agreement provides coverage for in-force, new and renewal business.

Effective January 1, 2026, ACIC, through its wholly owned insurance subsidiary American Coastal Insurance Company (“AmCoastal”), renewed the AOP CAT agreement. The agreement provides up to $95.6 million of occurrence limit excess of the $10.0 million attachment point to limit the Company’s losses from catastrophe loss events other than named windstorms and earthquakes. The Company’s retention is $10.0 million per occurrence, net of quota share reinsurance coverage.

The cost of the agreement is approximately $11.4 million, inclusive of reinstatement premium protection. Exclusive of ACIC’s retention, the AOP CAT agreement provides coverage of approximately $95.6 million for a first event, or $170.4 million in the aggregate.

In addition to the “AOP CAT” agreement, ACIC, through AmCoastal, renewed its catastrophe aggregate excess of loss agreement (the “CAT Agg” agreement). This agreement provides coverage for in-force, new and renewal business.

Effective January 1, 2026, the CAT Agg provides $40 million of aggregate limit (with a $20 million per occurrence cap) excess of zero after the $40 million annual aggregate deductible has been exceeded. The agreement limits the Company’s losses from all catastrophe loss events, including named windstorms, severe convective storms and winter storm events for the full year ending December 31, 2026. The cost of the agreement is approximately $4.9 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN COASTAL INSURANCE CORPORATION

Date:	January 7, 2026	By:	/s/ B. Bradford Martz
B. Bradford Martz, President & Chief Executive Officer